[FRONTIER ADJUSTERS OF AMERICA, INC. LETTERHEAD]



Released by Strategic IR, Inc.
530 Fifth Avenue, 20th Floor
New York, NY 10036


                                                           FOR IMMEDIATE RELEASE



               SHAREHOLDERS OF FRONTIER ADJUSTERS OF AMERICA, INC.
                    APPROVED THE SALE OF A MAJORITY INTEREST
              IN THE COMPANY TO UNITED FINANCIAL ADJUSTING COMPANY



PHOENIX, ARIZONA - April 30, 1999 - On April 30, 1999, Frontier Adjusters of America, Inc. (ASE: FAJ) (the "Company") sold a majority interest in the Company to United Financial Adjusting Company ("UFAC"), a wholly-owned subsidiary of The Progressive Corporation (NYSE: PGR), and the Company appointed to its Board a majority of directors nominated by UFAC. At its annual meeting of shareholders held on April 29, 1999, the Company's shareholders approved the sale. The Company announced that its Board has approved the making of a tender offer to its shareholders as of a date to be announced, to purchase up to 1,000,000 shares of its common stock at a price of $2.90 per share. In addition, the Company announced that it will declare a special distribution of $1.60 per share to its shareholders of record at a date subsequent to completion of the tender offer. UFAC will not participate in this distribution or the tender offer.

Frontier Adjusters of America, Inc. licenses and franchises independent claims adjusters throughout North America, with more than 670 advertised locations in 50 states, the District of Columbia and Canada. The Company also owns and operates independent insurance adjusting businesses in Arizona and Nevada.

From time to time, Frontier makes forward-looking statements in its public disclosures. This press release includes statements with respect to the tender offer and payment of a cash distribution that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Important risks and uncertainties that could cause the Company's results to differ materially from those contained in such forward-looking statements are contained in the Company's filings with the Securities and Exchange Commission, including Frontier's Annual Report on Form 10-K for the year ended June 30, 1998.

For information at Frontier, please contact:
Laurel Park, Assistant Controller
(602) 264-1061